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                                                                    EXHIBIT 23.1


We have issued our report dated October 25, 1999, accompanying the financial statements of eCommercial.com, Inc. and subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

Grant Thornton LLP

Reno, Nevada

November 29, 1999